Exhibit 4.24.1
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                               FIRST AMENDMENT TO
                             STOCK PURCHASE WARRANT

                 RIGHT TO PURCHASE 76,364 SHARES OF COMMON STOCK
                              DATED MARCH 31, 1999

THIS FIRST AMENDMENT to the Stock Purchase Warrant Agreement between ValueStar Corporation (the "Corporation" or "Company") and _______________ (Holder) shall be effective this 15th day of July 1999. The Stock Purchase Warrant is amended as follows:

         Section 2 - Redemption is hereby amended to such that the redemption may only be triggered by a Closing Bid Price (as defined) of 363.63% (initially $5.00) of the Warrant Exercise Price. This amount shall be adjusted consistent and proportionate to the adjustments described in
         Section 3 therein.

In addition  the  following  two new  sections  are added to the Stock  Purchase
Warrant:

10. Registration Rights.

As long as the cashless option described in Section 1(b) of the Stock Purchase Warrant is not exercised then the holder shall have the following registration rights subject to the following lockup limitation.

Holder shall have the right, at any time and from time to time until March 31, 2004, to include all of the shares purchased or purchasable upon the exercise of this Warrant ( the "Registrable Shares") within any Registration Statement of the Corporation filed by the Corporation covering shares of its Common Stock other than a Registration Statement filed solely with respect to any employee benefit plan of the Corporation or an offering solely related to an acquisition or for which such Registrable Shares cannot, in the sole judgment of the Company, be appropriately registered. The Corporation shall promptly give written notice to Holder of any intended registration of its Common Stock not less than thirty (30) days prior to the anticipated effective date of the Registration Statement, and Holder shall, within fifteen (15) days of receipt thereof, notify the Corporation of the number of Registrable Shares it desires to include in the Registration Statement. The number of Registrable Shares which may be included by the Holder in any such Registration Statement may be restricted by the Corporation if, (i) in the opinion of the Corporation's managing underwriter, the number of shares proposed to be sold by the Holder and by the Corporation in such offering exceeds the number of securities which can be sold in such offering or (ii) in the sole opinion of the Corporation, such registration would conflict with the rights or impair the success of any registration effected by the Corporation, whether pursuant to the registration rights granted under that certain Shareholders Agreement dated March 31, 1999, and any amendments thereto or otherwise. In such event, the Registrable Shares of Holder to be included within such Registration Statement shall not exceed the number approved for inclusion therein by the Corporation and/or its managing underwriter in their sole discretion. Except for the expenses of each Holder's underwriting fees, discounts, or commissions relating to its sale of Registrable Shares, all costs or expenses, incident to the registration, qualification or listing of such securities shall be paid by the Corporation. The Corporation shall comply with all reasonable requests of Holder made in connection with the registration, qualification, listing or sale of Registrable Shares under the provisions set forth herein.

Each Holder of Warrants and Warrant Shares to be sold pursuant to any Registration Statement (each, a "Distributing Holder") shall severally, and not jointly, indemnify and hold harmless the Company, its officers and directors, each underwriter and each person, if any, who controls the Company and such underwriter, against any loss, claim, damage, expense or liability, joint or several, as incurred, to which any of them may become subject under the Securities Act or any other statute or at common law, in so far as such loss, claim, damage, expense or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the


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extent,  but only to the extent,  that such untrue  statement or alleged  untrue statement  or omission  or alleged  omission  was made in  reliance  upon and in
conformity   with  written   information   furnished  to  the  Company  by  such
Distributing Holder specifically for use therein. Such Distributing Holder shall reimburse the Company, such underwriter and each such officer, director or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such liability, as incurred. Notwithstanding the foregoing, such indemnity with respect to such preliminary prospectus or such final prospectus shall not inure to the benefit of the Company, its officers or directors, or such underwriter (or such controlling person of the Company or the underwriter) if the person asserting any such loss, claim, damage, expense or liability purchased the securities that are the subject thereof and did not receive a copy of the final prospectus (or the final prospectus as then amended, revised or supplemented) at or prior to the time such furnishing is required by the Securities Act in any case where any such untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus (or, if contained in the final prospectus, was subsequently corrected by amendment, revision or supplement).

11. Public Offering Lock-Up.

In connection with any public registration of this Company's securities, the Holder (and any transferee of Holder) agrees, upon the request of the Company or the underwriter(s) managing such underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of this Warrant, any of the shares of Common Stock issuable upon exercise of this Warrant or any other securities of the Company heretofore or hereafter acquired by Holder (other than those included in the registration) without the prior written consent of the Company and such underwriter(s), as the case may be, for a period of time not to exceed fourteen
(14) days before and one hundred eighty (180) days after the effective date of the registration. Upon request by the Company, Holder (and any transferee of Holder) agrees to enter into any further agreement in writing in a form reasonably satisfactory to the Company and such underwriter(s). The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of said 180-day period. Any shares issued upon exercise of this Warrant shall bear an appropriate legend referencing this lock-up provision.


IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Stock Purchase Warrant to be executed by its duly authorized officers and the corporate seal hereunto affixed effective on the 15th day of July, 1999.

VALUESTAR CORPORATION                             ACCEPTANCE BY HOLDER

/s/ JAMES STEIN                                   __________________________
James Stein, President and CEO

/s/ JAMES A. BARNES
James A. Barnes, Secretary

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